Exhibit 99.1

News Release	Contact: Bruce Russell
(310) 559-4955 x101

Cyanotech Names Thomas F. Chen as a Director

KAILUA KONA, Hawaii (June 8, 2011) — Thomas F. Chen of Lake Forest, Illinois has been elected as a Director by the Board of Directors of Cyanotech Corporation (Nasdaq Capital Market: CYAN).  Mr. Chen was determined under Nasdaq rules to be an independent Director of the Board, which is now comprised of five independent directors and two management directors.

“Thomas contributes extensive line management and operating experience to Cyanotech, together with keen knowledge of the nutrition market,” said Michael A. Davis, Chairman of the Board of Cyanotech. “His international experience is a bonus and we look forward to benefiting from his business savvy and expertise as we seek to build on Cyanotech’s position as a world leader in microalgae-based products for human health and nutrition.”

Mr. Chen has over 31 years of senior executive experience with leading pharmaceutical, nutritional product and hospital device companies. From 2006 to 2010, he was President of the International Nutrition Division of Abbott Laboratories, the worldwide leader in medical nutrition products. Chen led Abbott’s rapid expansion of its pediatric and medical nutrition products in the international arena since its establishment as a standalone division in 2005. Its pediatric nutrition products also hold a leadership position in key markets around the globe.  Additionally, Chen spearheaded Abbott’s entry and expansion into emerging markets including China and other key countries in Asia and Latin America.

Previously, Chen was appointed Vice President of Abbott’s Asia, Pacific and Africa region responsible for managing the pharmaceutical, hospital devices and nutritional businesses in 1998.  Prior to joining Abbott in 1988, Chen held various management positions with American Cyanamid Company (merged with American Home Products in 1994).

From 2004 to 2007, he also served on the board of the Clara Abbott Foundation, a non-profit organization that provides educational and financial assistance to families. In addition he served on the advisory board of Abbott’s Asia Leadership and Cultural Network, an organization that promotes cultural awareness and diversity. Chen holds an M.B.A. degree from University of Indiana in Bloomington, Indiana and a bachelor’s degree in Commerce from National Cheng Chi University in Taipei, Taiwan.

About Cyanotech  — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech’s Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin’s superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at its 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers in more than 54 countries worldwide. Cyanotech was the first microalgae company in the world to obtain quality management standards ISO 9001:2000 certification and is GMP-certified by the Natural Products AssociationTM.  Visit www.cyanotech.com for more information.

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73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com